Exhibit 99.1

Contact:	Andrea Vedanayagamy Director, Corporate Communications QuickLogic Corporation (408) 990-4000 andrea@quicklogic.com

QuickLogic Appoints Hide L. Tanigami
to QuickLogic’s Board of Directors

Sunnyvale, CA – March 29, 2007 – QuickLogic® Corporation (NASDAQ: QUIK), the lowest power programmable solutions leader, today announced that Hide L. Tanigami, Chairman and Chief Executive Officer of Marubun/Arrow USA, LLC and President and Chief Executive Officer of Marubun USA Corporation, has been named to QuickLogic’s board of directors.

“Hide is a prominent figure in the electronics industry and frequently guides semiconductor companies in doing business between Japan and the United States,” said E. Thomas Hart, QuickLogic’s Chairman, President and CEO.  “We are looking forward to gaining the full benefit of his extensive industry knowledge and contacts as QuickLogic continues to expand into mobile markets such as smartphones, portable media players, portable navigation devices and data cards.”

Mr. Tanigami will serve as a Class III director and member of the Nominating and Corporate Governance Committee, with a term that expires on the date of QuickLogic’s Annual Meeting of Stockholders in 2008.

Mr. Tanigami co-founded Catalyst Semiconductor, Inc. and served as its Chairman and Vice President of Corporate Development prior to joining Marubun USA Corporation.  In addition to QuickLogic and Marubun/Arrow USA, Mr. Tanigami serves on the board of directors of Ecrio Inc.  Mr. Tanigami holds an M.A. degree in applied linguistics from San Francisco State University and a B.A. degree from Kansai University of Foreign Studies.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable solutions for the portable electronics, industrial, communications and military markets.  Our latest products, ArcticLink™, PolarPro™, Eclipse™ II and QuickPCI® are being used to implement bridge and control solutions in embedded systems requiring Wi-Fi, DVB-H and IDE or CE-ATA-based disk drives.  QuickLogic’s proprietary ViaLink® technology offers significant benefits for programmable logic, including the lowest power, instant on capability and bulletproof intellectual property security.  The Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. Website www.quicklogic.com

The QuickLogic name and logo, QuickPCI and ViaLink are registered trademarks of and ArcticLink, Eclipse and PolarPro are trademarks of QuickLogic Corporation.  All other brands or trademarks are the property of their respective holders and should be treated as such.